Exhibit 99.2

DATATRAK INTERNATIONAL, INCORPORATED

Moderator: Jeffrey Green
May 12, 2005
3:30 p.m. CT

Operator: Good afternoon and welcome, ladies and gentlemen to the DATATRAK International first quarter 2005 earnings release conference.

At this time, I’d like to inform you that today’s conference is being recorded, and that all participants are in a listen-only mode. At the request of the company, we will open up the conference for questions and answers after the presentation.

Before beginning the conference call, DATATRAK management would like to remind you that discussing the company’s performance today, there will be included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to the future events and expectations involve known and unknown risk and uncertainty. DATATRAK’s results or actions may differ materially from those projected in the forward-looking statements.

For a summary of specific risks that could cause results to differ materially from those expressed in the forward-looking statements, see DATATRAK’s Form 10-K for the year ended December 31st, 2004, filed with the SEC.

At this time I’d now like to turn the conference over to Dr. Jeff Green. Please go ahead, sir.

Jeffrey Green: Thank you, Sara. Welcome everyone to our conference call for the first quarter of 2005. As usual, we will — we will begin with some initial comments, followed by plenty of time for Q&A.

We will discuss five topics today, which are the financial results for the first quarter. Topic number two is a review of the two technology transfer announcements that we announced during the first quarter. Topic number three is an update on our progress with SAS in the DATATRAK Aware offering. Topic number four, a notification that DATATRAK will make a presentation to the Food & Drug Administration, Advisory Panel on Drug Safety and Risk Management on May 19th in Washington, D.C. in a publicly held forum. Topic number five, the highlighting of another situation where a customer has decided to leave a competitive EDC product and move over to DATATRAK.

The first topic of discussion is first quarter financial results. The revenue for the first quarter of 2005 was again a record at $3.6 million. This compared to $2.3 million for the first quarter of 2004, representing a 59 percent increase.

The gross profit margin was 75 percent for the first quarter. Operating income for the first quarter was also a new record for the company. Our net income in the first quarter was $532,000, or eight cents a share basic, and seven cents a share fully diluted. This compared with a loss of $95,000, or a negative two cents per share for the first quarter of 2004.

Our cash position remains stable, and was approximately $8 million at the end of the first quarter. This was essentially unchanged from the cash position at the end of the fourth quarter of 2004.

Backlog at the end of the first quarter was $13.6 million, backlog at the same point in time in 2004 was $14.1 million. Backlog as of today currently stands at approximately $12 million.

There is one simple take home message from these first quarter results, and it is that DATATRAK is completely on track with our internal expectations at this point in time for 2005. The majority of our focus at this time is building momentum for 2006.

Our growth rates so far have exceeded the 50 percent level that we have expressed comfort in maintaining for the year, and our gross profit margins are exactly what we expected at 75 percent.

Though we will discuss more of the technology transfer and cross deals that were recently announced in the next few paragraphs, situations like these represent what we meant in our conference call in February when we said there was room for up side surprises in 2005, as these deals were not anticipated as we entered the year. These relationships will add to our visibility for revenue moving into 2006.

However, before we go to the next topic, let me back up and provide some clarity as to what these new situations signify for backlog as I get many questions from investors about this parameter. From the questions I receive, it is clear that there is still some confusion in this area.

These new business relationships added nothing to backlog as a result of their initiation. This is because DATATRAK’s business model at this time is to not sell subscription licenses, but to price and establish contracts on an individual study basis with what we call statements of work, or SOWs.

Since contract values are added to backlog only after SOWs are signed, combined with the fact that all of our clients bring individual projects progressively to DATATRAK, rather than all at once, the significance of these relationships will be missed if one is only examining backlog.

We can always estimate the overall level of business that is represented in any deal, but it will not be reflected as backlog until the projects are initiated. This further demonstrates how at times backlog can be an insensitive predictor of eventual revenue. At DATATRAK, we have all seen over the past two years the backlog remaining relatively constant, and even declining periodically at times, yet revenue growth that is between 50 and 60 percent.

This was partially explained a couple of conference calls ago by the change order process, and the fact that initial budgets are only estimates in an industry that normally changes scope quite often in clinical trials.

A critic might state that unless there is something added to backlog, there is no commitment. Actually, we beg to differ, and we see these cases as follows. In all of these situations, especially the North American technology transfer client, which was a pharmaceutical company and cross the CRO in Switzerland, each has made a strategic decision for DATATRAK to the point of taking time and money up front to train their staffs, and even begin workflow consulting programs with DATATRAK.

In order to leverage these investments, it is best if they deploy as many EDC studies as possible. Ordering more EDC studies in a trial by trial process results in significantly more revenue. Beginning many more trials in a license model does not add revenue for the use of the software.

In these situations where a commitment to DATATRAK has been made, switching among different EDC technologies makes no sense, because it ruins efficiency, and there are no deadlines, such as a renewal of fees based upon expiring licenses that either side has to be concerned about.

Arguably, with license purchases, though capital is provided up front, which can be applied to backlog and bled out over time in the revenue, there comes a time when a decision is possible to not renew for additional licenses. Making this situation possible to be viewed as temporary commitment, because there is an actual deadline for decision making that does not exist with the way we sell our product.

Either way, the challenges to all technology companies is the same. To satisfy their clients through superior products and services in order to get repeat business and renewals.

The significance of the technology transfer relationships is 100 percent due to the underlying commitment of the companies to DATATRAK, and the fact that they will bring a progressively growing amount of new clinical trials because it benefits them.

We too wish such commitments were more concretely structured, as a guaranteed set of clinical trials to be performed over a certain period of time, but the clinical trial industry does not work that way. Now, with the future situations of even Aware, the North American Technology Transfer Client, and Cross, bringing additional clients to DATATRAK, the potential discrepancies surrounding backlog and revenue may unfortunately not get any more predictive.

Let me explain. Because the study estimates with Cross are for early phases of drug development, phases one and two, they are shorter in duration, and smaller than larger phase three and phase three B studies. Because we have a master agreement with Cross, and most long-term clients, contracts can move from proposal to signing in just a few days. As a result, depending upon the timing of work being initiated, it is possible that if these types of studies are be done early in a quarter, a significant percentage of their revenue can be recognized over the three to four months between quarterly announcements.

If this occurs, the result of revenue would be counted and once again, as with change orders, would never land in backlog at all. Though this will have a minimal impact on overall revenue with only one customer in this category, it becomes more significant if we are able to sign more deals just like Cross.

My advice to evaluate this situation would be the following. When backlog is larger, that is certainly good; there is no doubt about that. Even though studies can always be cancelled, making it disappear as fast as it arrived. However, as we have seen over the past two years, a stable backlog does not always translate into a stable revenue picture for the reasons we have just outlined. Thus, I would view actual revenue, gross margins, net income, and announced commitments to DATATRAK as probably more important that tracking backlog on a quarter-to-quarter basis.

Once again, it is specific as it gets when backlog is growing, but history has shown it is possible to give a rather poor prediction to revenue growth when only viewed in isolation.

Topic number two, the technology transfer relationships leading to increased EDC projects. This quarter we announced the implementation of two tech transfer relationships, one with our established CRO parts — partner in Switzerland named Cross, and one with the North American Pharmaceutical Company. Both of these companies see the future vision of EDC implementation in clinical trials, and they also recognize DATATRAK’s leadership position and user friendly interfaces and functionalities that allow their staffs to be fully empowered to manager their own projects.

There is a clear significance in these announcements relative to the fact that one tech transferee is a pharmaceutical company, and one is a CRO. Thus the ability to be empowered in the use of EDC is appealing to both customer bases. Both companies are undergoing tech transfer with the identical prime objective of independence. However, one is planning to use this independence to decrease their reliance on outsourcing, and one is planning to use this independence to increase their ability to be chosen as an (outsourcee) by clients who desire maximal efficiency in their clinical trials.

Undergoing technology transfer with EDC helped both companies distinguish themselves from their competitors from the efficiency and value perspectives.

Cross is working with DATATRAK on several new client relationships that are being brought by the CEO, who has a 25-year history of excellent relationships with pharmaceutical companies based in Europe. Because of these efforts, Cross has become a valuable extension of DATATRAK’s sales force in that region of the world.

These relationships also serve as a valuable and credible extension of our marketing and sales efforts. There’s no better way to sell your product than when it’s done by your customer.

Both of these relationships produce more EDC clinical trials that will use DATATRAK’s technology. The CRO relationship has added value of being able to expose multiple clinical trial sponsors to our product. These initial technology transfer relationships will provide a blueprint for others that will assuredly follow as most users will eventually gravitate to being able to stand alone on their own EDC studies.

Over the next few years, technology transfer will be a prime accelerator of adoption rates in this market. EDC companies that do not have an intuitive user interface, that can be taken over easily by traditional data mangers, will have difficulties extending the use of their software beyond their own experts, such as some that essentially require a Web designer for implementation.

Lastly, the ease of mid-study changes we have delivered with version four will be a critical adoption contributor in this industry that lives by changes in scope.

Topic number three, update on the DATATRAK Aware SAS program. DATATRAK and SAS continue to work closely together in the marketing and sales and development areas, integrating our product suite linkages. We are progressively identifying champions at several companies that share our collective vision for efficiency of information management in clinical trials.

As soon as some of these discussions turn into official contractual commitments, we will let everyone one. There is a growing fascination with the prospects of removing expensive and less efficient traditional clinical data management systems, and replacing them with Aware.

Once again, everyone is to be reminded of several points regarding the DATATRAK Aware offering with SAS. First of all, our total growth at this time is being fueled by our core offering of EDC, and has nothing yet to do with SAS. We continue to see advancement in selling our core offering, and this strategy remains consistent with our expectations of maintaining a 50 percent annualized growth rate.

Secondarily, because the Aware offering with SAS is so visionary, futuristic, efficient, and all encompassing as a complete repository strategy, discussions along these lines are automatically at a much higher level in companies than the silo decisions about using EDC on a trial by trial basis by individual therapeutic teams.

Discussions surrounding a data repository strategy have been described by customers as being strategic, as opposed to tactical. As such, since the Aware discussions are more corporate by definition, this also means two other things, they take longer to mature, and once they do land, the implications for the magnitude of business being placed through this corporate solution are much larger than trial by trial commitments. However, eluding to our previous discussions on backlog, such corporate commitments will still be reflected in contracts signed for individual clinical trials as they are scheduled to begin. As we discussed in January during the DATATRAK SAS conference call, it would make no sense for a customer to commit to the power of this repository, and our ability to link automatically to this solution for just a few extra clinical trials per year. If they are going to build this toll road for clinical information, it behooves them to drive on it as much as possible, to do less would not be maximally leveraging their investment.

One should interpret the developments occurring now with DATATRAK Aware powered by SAS to be strategically positioning ourselves for business growth with this offering for 2006 and beyond. It is important to appreciate that not all EDC companies or product platforms would be able to consummate an automatic integration with another application, such as what we are doing with SAS drug development. Our automatic integration with SAS is expected to be completed in time for the large annual trade show at the Drug Information Association Meeting in Washington in June.

This is an obvious testimony to the abilities of our outstanding development team, their architectural vision, their engineering capabilities, and our leadership with industry standards, such as that of (CDisk). Our recent announcement that DATATRAK is the only EDC provider that is a registered solution provider of (CDisk) should be a telltale sign to which technologies are building for the future of open communication, and which are not. The connector between our EDC product suite and that of SAS is being done by our proprietary unifier family of technologies.

Topic number four, DATATRAK to present at the FDA and also a mentioning of an interview with Mark McClellan, the former FDA Commissioner, on a recent CNBC program. On the morning of May 4th, 2005, the former FDA Commissioner, Dr. Mark McClellan was interviewed on the CNBC program called, “Squawk Box.” We were alerted to this by one of our shareholders, Mr. Andrew Bugyis, of Mesirow Financial, who informed us of this when Dr. McClellan used the term, electronic data capture in his discussion. Mr. Bugyis informed me that when he heard this, he almost cut himself shaving, and had to run out to see the rest of the interview.

The discussion on “Squawk Box” centered on drug prices and recent — and the recent issue of “Patient Safety.” When asked by the interviewer if the FDA had done an effective job in the surveillance of drugs that have recently undergone scrutiny regarding their adverse event profile, McClellan answered, and I quote, “I believe the FDA did the best job it could with the information that was provided to them. But we need to do a much better job of monitoring medications on the market,” unquote. McClellan further went on to state, quote, “We’ve got to find out much more quickly and much more definitively this information, and this can be helped by the use of electronic data systems. I think the American public was frustrated about how long it took to make a decision about these drugs,” end of quote.

It is certainly clear that the regulatory authorities are not only aware of EDC, but they have appropriately extrapolated the significant role that technology can play in increasing what we have termed for quite some time as data awareness. EDC has arisen in publications, such as the recent white paper from the Department of Health and Human Services, and how has been highlighted by the last fully appointed FDA Commissioner.

Though it is anyone’s estimation when the FDA or its advisory committees would take definitive steps on elevating the standard of practice in clinical trials away from slower paper methods, and over to EDC, it is undeniable that the conceptual thought processes are developing.

To add further to the situation, DATATRAK will be making a presentation regarding EDC to the FDA Advisory Panel on Drug Safety and Risk Management on May 19th at 1100 hours in Washington, during an open public forum. Each of the advisory panel members will have a copy of the white paper on EDC and patient safety that appears on our Web site.

Everything that is occurring right now is part of the evolutionary process of change. Remember, there were people driving horses and buggies around for years after the automobile came out. Change takes time, but as I have said many times, the direction in this market are inevitable.

Last topic, another customer leaves a competitive EDC product suite and extends relationships with DATATRAK. Just last week, we experienced one of our customers who has used DATATRAK and a competitive EDC product suite from a larger company, wanting to give additional business to DATATRAK that previously was going towards that other product. This customer was doing what many probably do, and was evaluating both product suites in parallel in real clinical trials. The switch is being made for two reasons: the internal clinical and data management teams have lobbied hard for DATATRAK, using phrases that they love our product suite, and its user friendliness; and number two, the other company was apparently not able to deliver on what they promised during the marketing and selling process.

This other company has substantially more resources than DATATRAK, once again proving that there is a poor historical correlation between size and success. Though every win of new business is cherished, these situations are particularly gratifying when we have been compared directly head-to-head with a competitor, and you have internal lobbying efforts doing the selling for you, or better said, your product sells for you.

This now brings the total number of situations where customers who have left a competing product and landed with DATATRAK to nine instances. The other significant point about this situation is that delivery walks and marketing talks. The common joke applied to salesmen, which says, do you know how to tell when a salesman is not lying? It is when their mouth is not moving. Certainly does not apply to DATATRAK, and you can just ask our customers that question.

When we can’t do something, we tell our customers, and yes, at times, this may have meant failing to make the sale today, as obviously some of our competitors say they can do everything. But we keep track of all these situations, and some of these customers eventually come back, and respect our stance more when they have experienced something of lesser quality.

In a way, it was somewhat of a blessing over the past few years that we did not have enough resources to spend on both marketing and delivery. Given that choice, there was no question what we were going to spend our money on, and it was delivery, and this single word described our entire business strategy that was documented in 1999 as a joint company with our German colleagues. We were glad to take that route, and it is certainly paying dividends years later.

I’d like to thank you for your attention, and Terry and I would be happy to take any questions.

Terry Black: Sara, go ahead.

Operator: Thank you. The question-and-answer session will be conducted electronically. To ask a question, please press star one on your telephone keypad. Again that’s star one to ask a question. We remind you, if you are using a speakerphone, to please make sure your mute function is turned off to allow your signal to reach our equipment.

And we’ll take our first question today from Andrew MacPherson at Montgomery Street.

Andrew MacPherson: Nice quarter.

Jeffrey Green: Thanks, Andrew.

Terry Black: Thanks.

Andrew MacPherson: Are you guys still comfortable with the guidance you gave for the year with regards to the 50 percent growth and the margins in the 75 percent range?

Jeffrey Green: Well we try not to use the word guidance, Andrew, because we didn’t give guidance in the traditional manner where you give specific numbers. But in terms of being comfortable with the growth rate of 50 percent on an annualized basis for the year, the answer to that is yes.

Andrew MacPherson: Great. And what has the overall response been — I know the SAS integration is going to be completed, as you mentioned, at the DIA. But obviously, you know, you’ve been able to get out in the market and speak with people, and we’re highlighted at the SAS users group a few weeks back. Have the phones been ringing incrementally more as a result?

Jeffrey Green: I would — I wouldn’t say that the phones are ringing incrementally more, I would say that we’ve had several meetings with SAS at levels that we would never have been at in those companies had it not been for this relationship. Meaning that it’s at a much higher level because it’s viewed as a strategic solution. That would not have occurred had we not been in this relationship.

Andrew MacPherson: Got you. OK, great. Thanks, guys.

Jeffrey Green: Thank you.

Operator: Next we’ll hear from Michael Horwitz, Pacific Growth Equities.

Michael Horwitz: Great quarter. In terms of the integration being done by June, should we view that in conjunction with a customer — a first customer announcement? Or a first relationship announcement?

Jeffrey Green: Not necessarily, Michael, because we were — we went down the pathway of integration from the day that we signed this. So that was going to happen no matter what, because under the sort of the last topic I talked about, we didn’t want to try to sell something that we couldn’t do, so the goal is to get out there and do it, so that when you do sell it, you’re telling the truth.

There are several discussions going on with Aware, with SAS and various customers. And when those hit in a contractual format, we will let everybody know about it.

Michael Horwitz: Thank you.

Operator: We’ll take our next question from Dunny Wanstrath, Stonegate Securities.

Dunny Wanstrath: Hi, Dr. Green. Thanks for taking my question. Real quick question, you might have mentioned this earlier in the conference call. But how much — how much has it cost DATATRAK so far with the integration of SAS?

Jeffrey Green: There’s really not a cost that we could isolate specifically, Dunny, because it’s our current development team working on it, and we haven’t hired anybody additional to do that, it’s three of our expert team members who are associated with the unifier development, and they’re just dedicating a certain portion of their time to the integration.

So in order to really answer that, we’d have to sort of factor out the percent of their time and their salaries, and say that under the assumption if they weren’t working on this, then they could be working on something else. But it’s not like we have a fixed consulting budget, or hardware budget that has had to — have been spent for this.

Terry Black: Another way of saying it, we’re using internal resources.

Dunny Wanstrath: OK. And another question has to do with, I guess you said you started to sit in on some meetings, and with — to sell the SAS product. What kind of language are you all using there? Is there any type of studies that have been done saying if a client comes in and uses this product, they’ll have an ROI of this, or a payback period of this if they decide to use this? I know this is a tough question, and if you can talk about it just generally, that’d be great just because it varies from trial to trial.

Jeffrey Green: Yes, I don’t know exactly how to answer the language question, if you’re talking about computer language, and that sort of thing.

Dunny Wanstrath: ... no, more just sales language, like how you’re enticing these companies, or these trials.

Jeffrey Green: Oh, OK, yes, that’s much easier to answer.

Dunny Wanstrath: Yes.

Jeffrey Green: Before we launched this alliance in November and December of last year, we went around to visit five customers together with SAS, they were customers of DATATRAK. And we spent — gees, most of them three to four hours with their teams, groups of 10 to 20 in the room talking with them about their normal process of getting data from clinical trials into SAS data sets. And then they walked through that process.

And in general, all of it was today a pretty painful process involving multiple full time equivalents of statistician type individuals to do mapping of the data sets, and it takes about four to six weeks to get all the information out of their traditional CDMS system into SAS data sets so that they can present that information to their senior executives. We are distilling that down to basically a push button process every 24 hours.

So we didn’t put the actual ROI down, but it’s pretty obvious that if you would factor in multiple FTEs at four to six weeks, in addition to the time you are losing and/or gaining with the more efficient process, the value proposition appears rather compelling.

Dunny Wanstrath: OK. One last quick question, if you will. You mentioned earlier in the conference call that a few clients had been using DATATRAK along with another product suite.

Jeffrey Green: Yes.

Dunny Wanstrath: Do you know of any other — how many other current clients are still in this process of using two different type of EDC providers at the same time that are current clients of yours?

Jeffrey Green: They don’t always share that information with you, Dunny. I mean you can ask them, and sort of their business, and a lot of them keep it to themselves. Plus in a silo process, one individual therapeutic team may be doing one thing, and another individual therapeutic team may be doing another.

You know, we’ve said many times, just because you have a quote, “customer by name,” doesn’t mean that everything that’s going on at that customer is being done with you. Now we do have customers who we are absolutely positive, like the ones that have done tech transfer, the ones undergoing our workflow consulting program called (Emerge), we are positive that they aren’t using anything else. But for every single customer, we don’t know everything that everybody’s doing.

Dunny Wanstrath: OK. Thank you very much, I appreciate you answering my questions.

Jeffrey Green: Yes.

Terry Black: Thank you.

Operator: Once again to ask a question, please press star one on your telephone keypad. Next we’ll hear from Chris Ryder, Lucrum Capital.

Chris Ryder: Hi, congratulations on the quarter.

Jeffrey Green: Hi, Chris.

Chris Ryder: Can you explain the significance of the comment in your press release that data items were up 29 percent in March versus January?

Jeffrey Green: There’s several ways to look at that. Number one, the data item revenue is higher margin revenue, and we like to see, as we continue to mature, a shift of revenue moving from services over to technology revenue, that’s item number one. Item number two is the increase can also signify that many of these projects are getting into full production mode, where there’s a lot of patients being seen, a lot of information being entered. There’s additional projects that have been added, so that is another significant factor.

The other thing that you could get as an investor out of this is if we have such an increase in our — in our hosting facility of the magnitude of data being handled, you could look at the SG&A and get a rough estimate of how much additional money did they have to spend in this process, or is it really a highly scalable and highly (leveragable) situation? Which is what we believe it is, that’s another thing you could get out of that.

Chris Ryder: Could it also suggest that the platform for data items, as it reflects revenue growth, is now higher?

Jeffrey Green: Yes, it is — it’s gradually increasing.

Chris Ryder: So we’re going to continue to see — I mean 29 percent sequential growth within a quarter seems — I mean huge.

Jeffrey Green: Yes, I guess in a way — in a percent way it does. I know that we — just this week we were processing a mid-study change for a customer, and I believe it was on one project, correct me if I’m wrong, Terry. But there were 200 million records in one project. So that’s the direction that we want to go in, and if we’re successful at getting more and more technology transfers, and having customers take control, the data item portion should continue to rise.

Chris Ryder: And that’s a May event, right? Something ((inaudible)).

Jeffrey Green: What do you mean May?

Chris Ryder: It happened in the current quarter, it wasn’t reflected in the March quarter reported period.

Terry Black: That’s correct.

Jeffrey Green: That’s correct.

Terry Black: Jeff was just ...

Jeffrey Green: Yes.

Terry Black: ... Jeff was just trying to show you the magnitude. Another way of looking at it is the portion of our business that services verses the portion of our business that automated is increasing, I think that’s another way of just looking at the — giving — trying to give everyone another indicator of the processes and the amount of volume going through here at this point in time.

Chris Ryder: OK, and then — and then as it relates to the SAS relationship, has SAS signed ADC contract with another vendor outside of DATATRAK yet?

Jeffrey Green: They signed one initially with (Etrials) in June of last year.

Chris Ryder: No, I mean since the ...

Jeffrey Green: Oh, since DATATRAK?

Chris Ryder: Yes.

Jeffrey Green: No, to my understanding what SAS has explained to us, and I can’t say enough about the excellence of our relationship, they’re not planning on signing any more.

Chris Ryder: And then in your K you were able to use the phrase pending backlog as it related to the potential contract backlog. Do you have any way that you can give us an indication? I understand the precision of backlog as it relates to GAAP accounting, but can you give us any sense of what the pending potential for a SAS contract could be? You speculated that it had to be at a higher corporate level before it gets signed. But more trials are likely to be done on it. If we were going to say the probability of one contract is pretty high, what could we assume that that could be in terms of magnitude as a revenue line?

Jeffrey Green: Well let me just think about the groups we’re talking to. The groups we’re talking to probably on an annual basis do anywhere from 30 to 80 clinical trials. If they would go in this direction, in my opinion it would make most sense to do the vast majority of their trials in this manner, because that means they’re committing to a warehouse strategy for all of their information, and to have some of it in the warehouse, and some of it not just doesn’t sort of make any logical sense.

How — so you could look at it and say, well anywhere from 30 to 50 additional clinical trials per year, if we were fortunate enough to sign up an Aware customer would be something within the realm of expectations and then each one of — but they won’t commit and give you budgets, and all those 30 trials from day one, those 30 trials will come periodically throughout the year as those companies begin those programs.

Chris Ryder: But in order of magnitude, historically you’ve been tracking where you can identify the revenue per trial assumption over the course of a trial.

Jeffrey Green: Yes, our average budget last year was about, what, 300 grand for an average EDC study.

Terry Black: That’s correct.

Chris Ryder: So it — so it’s reasonable to assume that one SAS contract could be somewhere in the neighborhood of a $10 million opportunity?

Jeffrey Green: If they would front off 30 to 50 trials in the year, and they all started in that year, the answer to that is yes.

Chris Ryder: OK. Thank you for your time.

Operator: From Ryan Beck, Peter McMullin.

Peter McMullin: Hi, Jeff.

Jeffrey Green: Hi, Peter.

Peter McMullin: Lovely quarter. Three quick questions, I guess. Or one — we’ve talked about a 75 percent gross margin, and you hit it down a little bit from the year before. Are — I just wondered if you could give us a little color on why that is, and you know, is that a start of a trend, or is it going to bounce around (in nix)? So that’s the first question.

The second one, somewhat amplifying the previous question, you know, is there a timeframe where you’d be disappointed if you didn’t have a contract, whether it’d be three months or six months? I’m interested in your impressions on that.

And the third would be, you know, to the extent we spend a lot of time on SAS, and the immensity of it, what’s happening outside SAS, is there still solid progress being made? Thank you.

Jeffrey Green: OK. Answer to the first question, 75 percent is what we expected, Peter, because the difference between the 77 last year and the 75 percent in gross margins is the SAS commitment. Remember, we had a $650,000 commitment to them over 24 months, and that is amortized above the line as a direct cost over those 24 months.

Peter McMullin: OK.

Jeffrey Green: That was anticipated in December when we did the deal.

Peter McMullin: OK, thank you.

Jeffrey Green: Timeframe — what was the second question again?

Peter McMullin: This — one will you be disappointed if you didn’t have a significant order from the SAS relationship?

Jeffrey Green: You know, I don’t like to — like to front run things, and make predictions about it. We expect the discussions that we’re in now with SAS to yield results, and when that happens, we’ll let people know, and I fully expect something to happen within 2005. I don’t want to get anymore specific than that.

And in terms of other core EDC business, all of our growth that you’ve seen this quarter is 100 percent related to our traditional EDC business. We have a good pipeline of opportunities as we — as we usually do with new projects that are being pursued, some of which are significant in terms of, you know, geographic location and additional groups that we’re working with.

So we continue to see advancement in the EDC industry, irrespective of SAS, and I think the way I would look at the SAS situation is like what we said in February, is that’s sort of the room for upside surprises.

Peter McMullin: Thank you.

Jeffrey Green: Yes.

Operator: We’ll take our next question from Dr. Roger Torneden, private investor.

Roger Torneden: Dr. Green.

Jeffrey Green: Yes.

Roger Torneden: Thank you very much for an excellent quarter. I just have two update questions, I’ve been a shareholder of DATATRAK — a happy shareholder for a couple of years. First of all, the platinum TV production, if there is any update of when that would be aired. And secondly, an update, if you would, on the private investment, the institutional investment that was made at the end of last year, if those shares have been converted, options exercised, and as far as you know, do they remain in the hands of the parties who provided the funding?

Jeffrey Green: As far as we know, the shares do remain in their hands. Terry doesn’t have any other specific information about that, do you?

Terry Black: None of the ((inaudible)) have been exercised either. So ...

Roger Torneden: They have not been?

Jeffrey Green: No, they have not.

Terry Black: No.

Roger Torneden: Well thank you.

Jeffrey Green: With regards to platinum program, the shoot for that is going to be within the next one to two weeks, we’ve set up a date for the production crew to come out, take a look at our facility, decide what video they want to take, and that sort of thing. So that’s taken a little bit longer than what I thought, because we’ve been so busy, and we — I just haven’t had time to set aside a day to stand around in front of camera. But I think that’ll happen in the next one to two weeks.

And then when we know a shoot date, we’ll let everybody know.

Roger Torneden: Great. Well I appreciate it, thank you very much.

Operator: As a final reminder to signal for a question, please press star one on your telephone keypad. We’ll now take a follow-up question from Michael Horwitz, Pacific Growth Equities.

Michael Horwitz: Back to the SAS relationship, and you just mentioned we’ll be able to hear something in 2005. Can you distinguish the opportunity between an Aware opportunity versus an (STD) opportunity? That is, SAS will introduce you to people you haven’t been able to talk to before, which is great, and those are really big deals that we’ll probably hopefully see in ‘06. But you’ve also been able to introduce SAS to some of your clients, which is kind of allowing these people to get at (STD) through you. So can you kind of go back to that and address how that affects you in 2005?

Jeffrey Green: Yes, let me think how I’ll attack this. When we get an Aware deal for DATATRAK EDC, it — the least thing that it does for us is gives us traditional EDC business. And that is assuming a customer has bought the Aware — or, I’m sorry, the (STD) license, and then is using DATATRAK EDC as a direct linkage. So that feeds regular core business, just like if we were getting it on our own. The big difference there is they’re likely to commit larger volumes of trials because we are hooked into their warehouse strategy than they would if they would bring them to us just for EDC one by one. So that is — that’s issue number one.

Issue number two is if someone doesn’t buy the (STD) license, but they rent it, we then are able to retain all of the incremental data item fee for that linkage into (STD), we are able to price that whatever way we want, and we keep that incremental revenue until our $650,000 investment has been paid back. Then we share that with SAS at a — at a certain percentage level.

If the customers likes what they’re doing when they rent (STD), and that’s the second scenario that I just talked about, they’re renting it, they’re not buying it, and let’s say they get to a tipping point where it makes more sense for them to own the warehouse than to rent it. If that leads to a sale of (STD), SAS provides a 10 percent commission back to DATATRAK for helping make that sale for them.

So there’s compensation related to assisting customers to move in that direction. Does that answer your question?

Michael Horwitz: Well I guess the — one — if a big pharma chooses to use you inside of their firewall, along with (STD), that’s a long project that will take a while to play out, and we’ll — and we’ll probably hear about next year sometime. There are other opportunities, probably right in front of you, that can — that can — that you can get signed that won’t take as long to implement. Can ...

Jeffrey Green: You are correct.

Michael Horwitz: And so can you explain kind of how I want to — how I should look at that, or even model it in terms of the lumpy up side surprises because of SAS, which is part of your guidance, I guess non-guidance?

Jeffrey Green: Yes. Thank you. Yes, I — let me address that, that’s a very good question, Michael. Let’s take a customer who doesn’t — who wants to implement it behind their firewall, as you said. In that situation, you are correct, the implementation is long, a bring in consultant, such as Accenture and IBM, and they implement it just like you would sort of an SAP implementation. And it’s set up behind their firewall. That is a — at least a year-long process, and throughout that time, that gives DATATRAK plenty of time to then go to that customer, and say, hey, how would you like to plug in EDC into this warehouse that you just purchased? And that sort of would be our approach, but that is a long-term process.

The one that’s more immediate is if a customer wants (SDD), but they don’t put it behind their firewall, they use it in an ASP fashion with SAS. SAS actually hosts their (SDD) application for the customers that don’t want to put it behind their firewall, and in that case, they can start a clinical trial with Aware tomorrow. So there’s no lag time in that process.

Michael Horwitz: And that’s what gives you the ability to say, up side’s lumpy, surprises from SAS?

Jeffrey Green: Yes, it says up side lumpy, surprises, which if they — if they move quickly on trials, would hit in ‘05, and also would build for ‘06, because they’re not — once again, they’re not going to start everything at one time, but they will slowly build it. But under that scenario, that could provide both situations where you do see an up side surprise in ‘05, and you’re also building for ‘06 at the same time.

Michael Horwitz: And that would also be kind of the next generation of Aware, which would be higher margin business?

Jeffrey Green: My prediction is it would be higher margin business. Terry doesn’t like to do those things, because you never know for sure. But if it plays out the way our data items do, the answer to that is it will be higher margin.

Michael Horwitz: And then finally just to put a point on it, that would be — what you just described, that would be considered a SAS DATATRAK announcement relationship, announcement client.

Jeffrey Green: Yes, that would be an Aware client, if something would happen like that.

Michael Horwitz: Great. Thank you.

Operator: We’ll take a question from Andrew Bugyis, Mesirow Financial.

Andrew Bugyis: Dr. Green.

Jeffrey Green: Yes.

Andrew Bugyis: On a sequential basis, your revenues were up $224,000 from fourth to the first quarter.

Jeffrey Green: OK.

Andrew Bugyis: And you brought down an additional $129,000 to profits, excluding the little wiggles you had in a tax credit, and an effective tax rate this year. Is that what you’re referring to when you say that this thing is scalable? I mean you brought down just a huge amount of money, like half of the increased revenues.

Jeffrey Green: Well I’m no expert in this stuff, as you know, Mr. Bugyis. But that appears to me that that is one possible explanation of leverage. I would let Terry give his opinion that — he deals a little bit more in this than I do.

Terry Black: Well to some extent, Andy, I think we’ve had these kind of conversations before. Yes, you can see that kind of step process, because I think when you look at our growth in direct costs versus our growth in sales, you know, we do a step process in direct costs that don’t necessarily correlate one to one with revenues. So yes, it’s possible to see that, but there comes a point where we’ll have to add more direct costs maybe labor, that also goes back to that point about the data items, the amount of direct costs that you would add for additional data items isn’t as tremendous as it is with the labor costs.

So I guess the answer is, to some point, yes, part of it will drop down, and as I said, it’s a stepping process.

Andrew Bugyis: But as a matter of fact, all these curves, they draw in economics books, aren’t smooth like that, they’re stir step curves?

Terry Black: That’s — yes.

Andrew Bugyis: So this is probably — this marginal revenue creating marginal profits at its optimum where you bring 50 percent down, when you do scale out to the next — for the next level of utilization, that relationship will be broken for a couple of quarters.

Terry Black: That’s possible, yes.

Jeffrey Green: And I think you — I think the big first step we took, Andy, was a couple of years ago when we made the investment in this data center, and we didn’t have the volume, and I think we’re seeing part of those benefits now.

Andrew Bugyis: OK. Thank you.

Jeffrey Green: Thank you.

Terry Black: Yes.

Operator: We’ll take our next question from Chris Pauli, Crown Investment Partners.

Chris Pauli: Good afternoon, gentlemen.

Jeffrey Green: Hi, Chris.

Chris Pauli: I have a question relating to your sales and marketing strategy, in as much as you’ve recognized a need to get additional partners. And while I’m sure people are talking about bringing down money to the bottom line, wouldn’t you be served given your leading position in this marketplace to spend some of those incremental dollars on expanding your sales force? How many street on the feet do you have — I mean feet on the street do you have? And what are your thoughts in that area?

Jeffrey Green: OK. Good question, Chris. We have right now with additional coverage we’ve added in California, we have six full time salespeople, five in the United States, and one to one and a half in Europe, (Wolfgang) shares, some of that sales effort. My feeling has always been that feet on the street are directly proportional when people are comfortable in a market and they’re willing to move in a certain direction.

I think the slowness that we’ve seen in this EDC market, and I’ve said many times, we should be four to five times the size we are now, if the market were adopting the way everybody else has gone to the Internet in other areas of their lives. The reason why it has been slow is not because people are unaware of DATATRAK, or they’re unaware of EDC, we are at all the trade shows, we publish white papers, we have press release distributions out to hundreds of contacts within the industry, it’s not an awareness issue, it’s a comfort issue.

And I don’t know, I used to be called upon at the hospital by salespeople all the time who were selling me drugs, and the way to get me convinced about their drug was not to barrage me with a bunch of salespeople, but was to sit down and educate me about why this drug A is better than drug B, and I think that’s the situation we’re facing. You’ve got to make sure that your people can communicate the right message, you have to have the right people, but it is not a direct proportion of feet on the street to sales. And I’ve just — I’ve never been a believer of that, and so I mean that’s sort of my answer about that situation.

If I had double the salespeople, I could not tell you that we would have double the sales.

Terry Black: Chris, I would only add to that, it’s — just to be clear, it’s not like we’re holding our sales and marketing expenses stagnant, it’s in our SG&A, and we are increasing that this year. But we just happened to slow the exact details on it. So it is increasing as the revenue does grow.

Chris Pauli: Thank you.

Jeffrey Green: Yes.

Operator: We’ll take our next question from Ken Moss, Masacco Money.

Ken Moss: Hi, gentlemen, very nice quarter. Thank you.

Jeffrey Green: Hi, Ken.

Ken Moss: Hi. In the FDA meeting that you’re going to do, what can we expect out of that? Or what’s the — let’s say the long-term hope, or short-term hope? Is that something where possibly the FDA will mandate something like this over time? Or are they going to actually pick a winner? Or are they just going to push towards EDC? Or how will that happen? And I have a follow-on question after that.

Jeffrey Green: OK, well I — obviously I don’t like to use the words mandate, especially when you’re dealing with the federal government. Those processes take a long time, but my goal next week is to sensitize the safety committee to what I believe to be a discrepancy of the management of information in clinical trials that it should be much faster. It can be much faster today, and the reason why it’s not faster is people are unwilling to change their behavior to do something better.

And so that’s my first mission with regards to that. And just like in our company, I don’t like when people present a problem, but they don’t present a solution. I will present my suggestions of a solution to them, the FDA will never mention anything about any product, that’s just not what their mission is, and it shouldn’t be. But they can elevate the bar and raise the standard of practice.

So if they came out and said, the new standard of practice is to be able to survey your worldwide clinical data every five days by an independent safety group who’s going to look at adverse events, and then tell the drug companies you can — we’re not telling you how to collect it, you can collect it any way you want, you can use an oxcart, if you want to. But the new standard of practice is every five days, that’s what you have to do. They could easily come out with a statement such as that, and let the industry figure out how they’re going to fulfill that new standard. That’s the way we handle clinical care situations, that’s the way you handle a lot of things, they don’t tell you exactly how to do it, they just tell you what the expectation is.

So that’s my goal of going in next week.

Ken Moss: Secondly, off that category then, is — or that area of business, are there any particular let’s say either drugs or devices, et cetera, where EDC doesn’t work as well, or where somebody has, you know, whether it’s — let’s say EKGs, or brain scans, or something where it’s more visual, where the data being collected works better on another system or method or platform.

Jeffrey Green: Yes, EDC will work in any type of study, whether it’s medical device or drugs. I mean the software doesn’t know the difference of what data you’re collecting, so that’s not the — that’s not an issue at all. There might be a different return on investment based upon the size of the study, but I don’t think that’s exactly what you were asking.

In terms of what you’re collecting, there can be a difference there. For example, if you want to collect images, like brain scans, or chest x-rays, things like that, our EDC product per say doesn’t support that, but our portal study track would be able to import images from various places, and then display the images on the portal, but not the EDC product. The problem with sending images and things like that is you have to work out the technology, because the bandwidth has to be able to support all that information that’s going to get transferred.

So that’s really the issue that you’d have to work out with where those images were coming from. That’s basically a special consideration related to that.

Ken Moss: Lastly, if I may. On the FDA, when you were talking about let’s say the way that they go about let’s say setting standards, how long does a process like that go on for? I’m sure it can vary widely, but I mean do they ever do a quote a snap decision that happens in six months, or nine months? Or what kind of timeframe do they — do they work with normally under this kind of circumstance?

Jeffrey Green: I wouldn’t count on a stamp decision. The interest thing about this forum is, you know, all these FDA hearings are open to the public. And since this is a drug safety one, which is a hotly contested issue right now, I’m sure there will be not only pharmaceutical industry, but lobbyists in the audience as well. Because I think that many of the lobbyists that I have talked to, and I’m actually having dinner with one the evening before, they’re a little bit skeptical about having an independent safety committee that would then determine when drugs are on or off the market, as opposed to leaving it up to the pharmaceutical company.

So my guess is there’s going to be interested parties at this hearing, mostly because it’s the advisory panel on drug safety, and that’s a hot issue right now.

Ken Moss: Will there be any other EDC providers that will be speaking at the — at the meeting?

Jeffrey Green: To my knowledge, no, but they — the FDA did not tell me who everybody was that was talking, I guess I’ll find out when I get there.

Ken Moss: Thank you very much. And once again, it was a very nice quarter. Thanks again.

Jeffrey Green: OK.

Operator: We’ll take a follow-up question from Chris Ryder, Lucrum Capital.

Chris Ryder: Hi, thanks for taking my question. Dr. Green, in the fourth quarter of ‘04, of the 3.4 million of revenue, about three to 400,000 was from trial design changes within the quarter ((inaudible)) unpredictable and not necessarily recurring. How much of that was in the Q1?

Jeffrey Green: Terry.

Terry Black: Well we’re not going to get that granular necessarily. But I wouldn’t say it wasn’t — won’t repeat itself, it actually occurs every quarter, it’s just that we had a large amount coming in at one time in the fourth quarter. So it’s never — it’s always occurred to me, because you always had ((inaudible)) changes. We’re just not going to get into that level of detail on each conference call, that’s all.

Chris Ryder: Was it as much as 10 percent of the quarter like it was in the previous quarter?

Terry Black: Yes, that’s reasonable.

Chris Ryder: OK. And then, Terry, as we look at the diluted share base in the first quarter, should we be using that number in our model going forward?

Terry Black: The difference between the two?

Chris Ryder: Yes.

Terry Black: Well that’s what it historically has been, I’ll just say it that way.

Chris Ryder: OK. And then the last one, as it looks — as we look at the SG&A, part of the guidance was 50 percent revenue growth and 35 percent SG&A growth. Can you talk about what we should be thinking about for SG&A line as we look out for the next few quarters given that Q4 to Q1 looked flattish?

Terry Black: Well we’re not — we’re not going to slice and dice those — the outlook that we’ve provided, so we’re really not going to discuss that in much detail.

Jeffrey Green: I think we’re comfortable, Chris, with everything we sort of stated in February, I don’t think there’s any change to that. So that’s sort of where we’re going to sit on it.

Chris Ryder: OK. Thanks.

Terry Black: Thank you.

Operator: We’ll take a follow-up question now from Andrew MacPherson, Montgomery Street Securities.

Andrew MacPherson: I promise I’ll let you guys go soon. You have mentioned that you had nine instances where clients have come to you to transition out of a competing EDC system into DATATRAK.

Jeffrey Green: That is correct.

Andrew MacPherson: Was that one client, or multiple clients?

Jeffrey Green: It was more than one.

Andrew MacPherson: OK. Thank you.

Jeffrey Green: Yes.

Operator: Dr. Green, I show no further questions at this time. I’ll turn the conference back over to you for any additional or closing comments.

Jeffrey Green: All right, well thank you everyone for attending. And I guess we’ll see you again in August.

Terry Black: Thanks a lot.

Jeffrey Green: Have a — have a good evening.

Terry Black: Bye-bye.

Operator: If you have missed any portion of this call, you can hear a rebroadcast of this conference by dialing 719-457-0820, and reference the pass code of 8320314, followed by the pound sign on your touch-tone telephone. This rebroadcast will be available from — at May 12th at 6:30 p.m. Central Time, 7:30 Eastern Time through May 19th at Midnight Central Time, 1:00 a.m. Eastern Time.

That does conclude today’s conference. We thank you all for joining us.

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